                                                                    EXHIBIT 12-2

                          CENTERPOINT PROPERTIES TRUST
           COMPUTATION OF RATIO OF EARNINGS TO COMBINED FIXED CHARGES
                             AND PREFERRED DIVIDENDS
                             (DOLLARS IN THOUSANDS)

                                                                      YEAR ENDED DECEMBER 31,
                                                                      -----------------------
                                                 1998            1997        1996         1995        1994
                                                 ----            ----        ----         ----        ----

Available earnings:
     Net income                               $32,248         $27,260     $14,941      $ 8,212     $ 2,359
     Add interest expense (1)                  15,476          10,871      10,992       12,985      12,157
                                              -------         -------     -------      -------     -------
Available earnings (2)                        $47,724         $38,131     $25,933      $21,197     $14,516
                                              =======         =======    ========      =======     =======
Combined fixed charges:
     Interest expense                         $15,476         $10,871     $10,992      $12,985     $12,157
     Capitalized interest                       2,214             893         142           20          63
     Preferred dividends                        6,360             901         947        1,002
                                              -------         -------     -------      -------     -------
Total fixed charges                           $24,050         $12,665     $12,081      $14,007     $12,220
                                              =======         =======     =======      =======     =======

Ratio of earnings to combined
     fixed charges                               1.98            3.01        2.15         1.51        1.19
                                              =======         =======     =======      =======     =======

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NOTES:
(1)      Interest expense includes amortization of deferred financing costs.
(2) Interest portion of rental expense is not calculated because annual rental expense for the Company is not significant.